JNL Series Trust 485BPOS

Exhibit 99.28(d)(52)(ii)

Amendment

to Amended and Restated Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and WCM Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and WCM Investment Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of September 13, 2021 and Amended and Restated effective as of the 30th day of August, 2024 (the “Agreement”), whereby the Adviser appointed the Sub- Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B of the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved and the Parties have agreed to amend the Agreement to modify the sub-advisory fees as set forth on Schedule B of the Agreement, effective September 1, 2024.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 1, 2024, attached hereto, to reduce the sub-advisory fees as set forth on Schedule B for each Fund by 5% at all times that the sum of Average Daily Net Assets managed by Sub-Adviser in all Funds equals or exceeds $3 billion.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective September 1, 2024.

Jackson National Asset Management, LLC		WCM Investment Management, LLC

By:	/s/ Emily J. Bennett	By:	/s/ David Joerger
Name:	Emily J. Bennett	Name:	David Joerger
Title:	AVP, Deputy General Counsel	Title:	CCO

Schedule B

Dated September 1, 2024

(Compensation)

Fee rates:

# rate if the sum of Average Daily Net Assets managed by Sub-Adviser in all Funds is less than $3 billion.

## rate if the sum of Average Daily Net Assets managed by Sub-Adviser in all Funds equals or exceeds $3 billion.

JNL Multi-Manager Emerging Markets Equity Fund*
[Fees Omitted]*, #, ##

* For the portion of the Average Daily Net Assets managed by WCM Investment Management, LLC.

JNL Multi-Manager International Small Cap Fund*
[Fees Omitted]*, #, ##

* For the portion of the Average Daily Net Assets managed by WCM Investment Management, LLC.

JNL Multi-Manager Small Cap Growth Fund*
[Fees Omitted]*, #, ##

* For the portion of the Average Daily Net Assets managed by WCM Investment Management, LLC.

JNL Multi-Manager Small Cap Value Fund*
[Fees Omitted]*, #, ##

* For the portion of the Average Daily Net Assets managed by WCM Investment Management, LLC.

JNL Multi-Manager U.S. Select Equity Fund*
[Fees Omitted]*, #, ##

* For the portion of the Average Daily Net Assets managed by WCM Investment Management, LLC.

JNL/WCM China Quality Growth Fund
Average Daily Net Assets	Annual Rate
All Assets	0.45%# 0.4275%##

JNL/WCM Focused International Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.45%# 0.4275%##
Over $100 Million to $500 Million	0.40%# 0.38%##
Over $500 Million	0.35%# 0.3325%##

B-1